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                                     Exhibit 4.11

                             TECH SQUARED, INC. AMENDMENT
                                 DATED JULY 10, 1998
                                          TO
                                1995 STOCK OPTION PLAN


     THIS AMENDMENT to the Tech Squared, Inc. 1995 Stock Option Plan (the "Plan") is adopted by the Board of Directors under Section 12 of the Plan and is determined by the Board of Directors to be in the best interest of the Company, to not require approval of the stockholders of the Company, and to not adversely affect any outstanding option.

     Section 9(e) is hereby amended to read as follows (new language underlined, deleted language stricken):

          (e) LIMITATION ON CHANGE IN CONTROL PAYMENTS. Notwithstanding anything in Section 9(c) or 9(d) of the Plan to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Option as provided in
          Section 9(c) or the payment of cash in exchange for all or part of an Option as provided in Section 9(d) (which acceleration or payment could be deemed a "payment" within the meaning of Section 280G(b)(2) of the Code), together with any other "payments" which such Participant has the right to receive from the Company or any corporation that is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to
          Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the "payments" to such participant pursuant to Section 9(c) or 9(d) of the Plan will be reduced to the largest amount as will result in no portion of such "payments" being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if a Participant is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Sections 280G or 4999 of the Code (including, without limitation, that "payments" under such agreement or otherwise will not be reduced or that the Participant will have the discretion to determine which "payments" will be reduced), then the limitations of this
          Section 9(e) will not apply, and any "payments" to a Participant pursuant to Section 9(c) or 9(d) of the Plan will be treated as "payments" arising under such separate agreement.


     THIS AMENDMENT IS ADOPTED effective as of the 10th day of July 1988.


                                        TECH SQUARED, INC.

                                        By:  /S/ JOEL A. RONNING
                                             -------------------
                                             Its:  Chairman